PROFESSIONAL SERVICES AGREEMENT

THIS AGREEMENT, to be effective July 1, 2020 (the "**Effective Date**"), is made

BETWEEN:

Kelso Technologies Inc., a company incorporated under the laws of British Columbia and having a business address at 13966 – 18B Avenue, South Surrey, British Columbia, Canada V4A 8J1

("Kelso or the Corporation")

AND:

Kitchener Holdings Corp., a company incorporated under the laws of British Columbia and having a business address at 13966 – 18B Avenue, Surrey, British Columbia V4A 8J1

("Kitchener")

WHEREAS:

A. Kitchener and the Corporation are contractually obligated under a Professional Services Agreement dated January 1, 2017 and expiring on December 31, 2020 whereby Kitchener provides executive management services to the Corporation. Both parties mutually agree to terminate that agreement effective June 30, 2020 and the following terms and conditions amend and extend the Professional Services Agreement ("Agreement") from July 1, 2020 to June 30, 2023 ("Term");

B. Kitchener is a private consulting company established in 2015 to provide advisory consulting services to entrepreneurial and corporate clients with respect to strategic business planning, financial reporting in public companies, executive management and corporate finance. Richard Lee was appointed Chief Financial Officer of the Corporation on April 8, 2010 and has provided executive management leadership of the Corporation;

C. The Corporation's common shares are currently listed for trading on the Toronto Stock Exchange under the trading symbol KLS and the NYSE American Exchange under the trading symbol KIQ. Kelso, under the guidance of Kitchener, has performed well economically and remains financially healthy. Kelso became senior listed on the Toronto Stock Exchange in May 2014 with an additional listing on the NYSE American Exchange in October 2014. Kelso has been able to pursue its business ambitions profitably and successfully grown its technologies portfolio. The proprietary technologies aimed at the transportation industry are believed to have significant commercial value. With continuity of management and access to required resources these technology opportunities are expected to be introduced successfully into new transportation markets in the future; and

D. The Board of Directors of the Corporation wish to continue with its current management team and their business plans to generate revenue streams from its technological products. The Corporation requires specialized expertise for its business development and public company administration to ensure the Corporation's sustainability and future growth of its financial performance.

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed that:

1. The Corporation hereby engages Kitchener on a "non-exclusive and best efforts" basis and Kitchener agrees to perform the following services (the "Services") honestly, in good faith and in the best interests of the Corporation and to continue to execute the Corporation's strategic plans to grow the Corporation's business on behalf of the shareholders of the Corporation. This includes, but is not limited to the following:

a) Participate in the Corporation's executive management team comprising of: James R. Bond Chief Executive Officer and President of the Corporation ("CEO"); Richard Lee Chief Financial Officer of the Corporation ("CFO"); and Anthony (Tony) Andrukaitis Chief Operating Officer of the Corporation ("COO");

b) Creation and filing of unaudited quarterly and audited year end Financial Statements, Management's Discussion & Analysis, other regulatory filings and corporate correspondence as required under the policies and guidelines of the Toronto Stock Exchange and NYSE American Exchange.

c) Development and management of required financial internal controls of accounting systems.

d) Maintain and enhance the position the Company in the investment community; manage its business affairs; and build corporate value based on financial performance;

e) Manage financial requirements of the current strategic plans and budgets to develop the Company's technology opportunities;

f) Formulate new financial development strategies including access to new equity capital, merger and acquisition plans, business proposals and all matters aimed at the enhancement and growth of the Company's overall business;

g) Assist in the creation and distribution of press information to existing shareholders, brokerage firms, registered representatives, institutional investors, fund managers, securities analysts, potential investors who have contacted the Company seeking such information, the media and others as appropriate.

2. The Corporation hereby agrees to pay Kitchener as remuneration for the services to be provided under the following compensation schedule:

a) A base salary of US$20,000 per month plus GST for the term of the Agreement;

b) One-third of an annual 10% management performance bonus capped at one times the annual base salary paid at the end of the preceding fiscal year end. The bonus will be calculated based on the Company's annual earnings before non-cash items (e.g.: stock-based compensation, deferred taxes, unrealized foreign exchange and amortization) and income taxes as determined by the auditor of the Company. The performance bonus will be payable in US dollars no later than May 15 following the applicable December 31 year end; and

3. In the event the Corporation terminates the Agreement for any reason, including but not limited to, any form of re-organization, change of control, amalgamation or takeover bid, the Corporation will pay to Kitchener an amount equal to 24 months base salary at that time plus accrued bonus. In the event that there is any form of re-organization, change of control, amalgamation or takeover bid of the Corporation and Kitchener elects to terminate the agreement, the Corporation will pay a termination payment to Kitchener, of an amount equal to 24 months of the base salary at that time; plus the accrued bonus, if any, paid or payable to Kitchener up to and including the fiscal quarter ended immediately prior to the effective date of termination. In accordance with the terms of the Corporation's Stock Option Plan, if Kitchener's employment is terminated without cause, all vested options are exercisable for a period of ninety days prior to cancellation and unvested options are immediately cancelled. If Kitchener elects to terminate the Agreement due to a change of control all unvested options would be immediately vested and all vested options would be exercisable for a period of ninety days prior to cancellation. The Corporation will pay any amounts due and owing to Kitchener at the end of the quarter following Kitchener's termination.

4. Kitchener represents and warrants that it has the core competencies, qualifications, experience and capabilities necessary to carry out the services to be performed hereunder, and that the services will be performed to a high standard of care, skill and diligence. Kitchener will not in any way engage in any activities or perform the Services in any manner which may be detrimental to the business interests or image of the Corporation. Richard Lee has a Personal Information Form (PIF) on file with the Toronto Stock Exchange.

5. So long as the shares of the Corporation are listed on the Toronto Stock Exchange and the NYSE American Exchange or such other exchange as the Corporation may list the common shares for trading, Kitchener is responsible for informing himself of and complying with all applicable federal, provincial and applicable securities laws and the policies of the Toronto Stock Exchange and NYSE American Exchange or such other exchange as the Corporation may list the common shares for trading. In particular, Kitchener will ensure that without the Corporation's approval he does not disclose confidential information of the Corporation and does not trade or allow trades of the Corporation securities to occur while in possession of confidential non-public information regarding the Corporation.

6. The Corporation will pay all business expenses incurred by Kitchener on behalf of the Corporation. The Corporation agrees to pay invoices for fees and expenses when rendered.

7. Kitchener will be responsible for any and all local taxes levied against the Consultant, including without limitation, all federal, provincial and local personal and business income taxes, excluding VAT, GST or HST as applicable; employment insurance, health and benefit fees and any other taxes; and business license fees or other such expenses as required in connection with the provision of the Services under this Agreement. Further, the Corporation shall not be liable to Kitchener for any damages, liabilities, penalties, interest or costs caused to Kitchener for failure to make the statutorily required source deductions or payments that Kitchener would make in respect of payments or remuneration to employees. Kitchener agrees to indemnify and save harmless the Corporation from any and all damages, penalties, interest, costs and liabilities of any nature or kind arising as a result of the Corporation not making any statutorily required source deductions pursuant to the *Income Tax Act, the Employment Insurance Act*, and the *Canada Pension Plan* or similar applicable legislation on payments to the Consultant.

8. Kitchener will not be liable for any information or documentation supplied by the Corporation including any material developed by Kitchener that is verified and accepted by the Corporation, and will be indemnified and saved harmless by the Corporation from any claims, proceedings, costs, fines, damages, expenses, and losses arising from such information or documentation. In performing the Services hereunder, Kitchener shall comply at its expense with all applicable laws, including without limitation applicable securities laws. Kitchener hereby agrees to indemnify and hold the Corporation harmless from any liability, loss, expense, damage, claim, suit, action or proceeding which may arise out of Kitchener's failure to so comply. This indemnity shall survive the termination of this Agreement and any termination of services by Kitchener.

9. The Corporation shall provide Kitchener with all information about the Corporation, such as financial statements, business plans, news releases, material change reports, offering documents, filing statements, promotional information, and other similar relevant documentation and may be reasonably necessary to complete and perform the services hereunder. The Corporation will ensure that Kitchener has up-to-date information within a reasonable time frame after such information being available. The Corporation acknowledges and agrees that the purpose of this disclosure is for the use by Kitchener in performing services under this Agreement and Kitchener may rely on and assume the accuracy of the information, and is not obligated to assess the financial viability, or verify factual information about the Corporation provided to Kitchener.

10. Services to be performed under this Agreement shall commence on July 1, 2020 and shall continue for thirty six (36) months notwithstanding that this Agreement can be cancelled at anytime with thirty (30) days written notice by either party.

11. All work product and deliverables (in draft and final form, electronic or otherwise), copyrightable work or other intellectual property originated or prepared by Kitchener arising directly or indirectly from the performance of the Services, or in connection with the performance of the Services (the "Work Product"), are the property of the Corporation. Kitchener assigns and transfers, absolutely, to the Corporation all of Kitchener's rights, title and interest in and to the Work Product, and hereby waives Kitchener's moral rights and other intellectual property rights in and to the Work Product in favour of the Corporation.

12. During the term of this Agreement and afterwards, Kitchener will (i) hold in the strictest confidence and not disclose to anyone, without the prior written consent of the Corporation, any information and material relating to the Services or this Agreement except to the extent required to perform the Services, or any proprietary or confidential non-public information about the Corporation and its operations and business; and (ii) not to use any such information or material for Kitchener's own account or otherwise than for the benefit of the Corporation.

13. Upon termination or expiry of this Agreement, Kitchener agrees to promptly return to the Corporation all Corporation property in Kitchener's possession, and destroy any electronic copies in Kitchener's possession.

14. All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other addresses as to which notice pursuant to this section maybe given. Notices will be deemed given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service.

Notices shall be addressed to Kitchener Holdings Corp. at:

13966 – 18B Avenue
South Surrey, British Columbia
Canada V4A 8J1
Tel: 604-590-1525

And to the Corporation at:

13966 – 18B Avenue
South Surrey, British Columbia
Canada V4A 8J1
Tel: 604-590-1525

15. This Agreement constitutes the entire agreement between the parties and supersedes all previous negotiations, understandings and agreements whether oral or written with respect to the subject matter of this Agreement. If any covenant or provision of this Agreement is determined to be unenforceable or void, it will not be deemed to affect or impair the validity or enforceability of the remainder of this Agreement.

16. No provision of this Agreement may be changed, modified or amended from time to time unless with the express written agreement of the parties. Notwithstanding the foregoing, specific services set out in 1(a) above may be added and amended by the agreement of Kelso and Kitchener.

17. This Agreement and all covenants, terms and provisions contained herein, shall be binding upon and insure to the benefit of the parties hereto and to their respective successors and assigns, except that nothing herein shall be deemed to authorise Kitchener to assign this Agreement other than to an entity owned or controlled by the present owner of Kitchener.

18. Kitchener agrees that all restrictions in this Agreement are reasonable and valid. Kitchener acknowledges that a violation of any of the provisions of this Agreement will result in immediate and irreparable damage to the Corporation. Kitchener agrees that in the event of such violation the Corporation will, in addition to any other rights and remedies, be entitled to equitable relief by way of temporary or permanent injunction and to such other remedy as any court of competent jurisdiction may deem just and proper.

19. This Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument and any facsimile signature shall be taken as an original.

THE REMAINDER OF THIS PAGE IS BLANK

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20. This Agreement will be governed by and be construed in accordance with the laws of the Province of British Columbia, Canada.

21. Time is of the essence of this Agreement.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement as of the Effective Date.

KITCHENER HOLDINGS CORP.

Per: ______________________________
RICHARD LEE, President

KELSO TECHNOLOGIES INC.

Per: ______________________________
PETER HUGHES, Director

Per: ______________________________
PAUL CASS, Director

20. This Agreement will be governed by and be construed in accordance with the laws of the Province of British Columbia, Canada.

21. Time is of the essence of this Agreement.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement as of the Effective Date.

KITCHENER HOLDINGS CORP.

Per: ______________________________
RICHARD LEE, President

KELSO TECHNOLOGIES INC.

Per: ______________________________
PETER HUGHES, Director

Per: ______________________________
PAUL CASS, Director